UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 29, 2012

RAMTRON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

1850 Ramtron Drive, Colorado Springs, CO	80921
(Address of principal executive offices)	(Zip Code)

Delaware	0-17739
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

84-0962308
(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: (719) 481-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 29, 2012, Ramtron International Corporation (the “Company”) and Silicon Valley Bank (“SVB”) executed an Amended and Restated Loan and Security Agreement (the “New Loan Agreement”), to amend and restate the Amended and Restated Loan and Security Agreement between the Company and SVB dated as of August 18, 2009, as amended. The New Loan Agreement provides:

•	An increase of the total amount available under the revolving line of credit from $5,500,000 to $7,500,000;

•	a lower minimum EBITDA for cumulative three-month periods and lower liquidity ratio measurements, both measured on a monthly basis;

•	a revision of the borrowing base to be 50% of the outstanding balance of the Company’s existing term loan;

•	a pre-payment on the term loan on or before April 1, 2012, in an amount up to $1.25 million, based on domestic accounts receivable and inventory availability under the revolving line of credit;

•	A maturity date of February 28, 2013.

In connection with the New Loan Agreement, the Company also executed a new Export-Import (EX-IM) Loan Facility to secure the revolving line of credit, with a maturity date of February 28, 2013. The Company’s borrowing base associated with the EX-IM guarantee will be the lesser of $7,500,000 or up to 90% of EX-IM foreign accounts that are payable in US dollars, plus up to 65% of EX-IM eligible inventory, plus up to 50% of eligible domestic inventory. Total fees to be paid by the Company in connection with the execution of both agreements are approximately $85,000.

There are no other material relationships between the Company and its affiliates, on the one hand, and Silicon Valley Bank, on the other.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits:

10.82	Amended and Restated Loan and Security Agreement between the Company and Silicon Valley Bank, dated February 29, 2012

10.83	Loan and Security Agreement (EX-IM Loan Facility) between the Company and Silicon Valley Bank, dated February 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMTRON INTERNATIONAL CORPORATION

/s/ Gery E. Richards
Gery E. Richards
Interim Chief Financial Officer
(Principal Financial Officer and Duly Authorized Officer of the Registrant)

Dated: March 2, 2012